Exhibit 99.1

VOTING AND SUPPORT AGREEMENT

November [●], 2025

REPARE THERAPEUTICS INC.

7171 Frederick-Banting, Suite 270

Saint-Laurent, Québec H4S 1Z9

Dear Sirs/Madams:

Re:	Voting and Support Agreement

The undersigned understands that Xeno Acquisition Corp. (the “Purchaser”), XenoTherapeutics, Inc., Repare Therapeutics Inc. (the “Company”) and, solely for purposes of Section 9.15 of the Agreement (as defined below) in respect of certain assurances, XOMA Royalty Corporation have entered into an arrangement agreement dated November 14, 2025 (the “Agreement”) contemplating an arrangement (the “Arrangement”) of the Company under Chapter XVI, Division II of the Business Corporations Act (Québec), the result of which shall be the acquisition by the Purchaser of all the issued and outstanding common shares of the Company (the “Shares”).

All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

1.	The undersigned hereby agrees, from the date hereof until the termination of this letter agreement in accordance with section 5 below:
(a)	to cause its Subject Securities (as defined below) to be counted as present for purposes of establishing quorum and to vote or to cause to be voted all of the Subject Securities entitled to vote, including any other such securities of the Company directly or indirectly acquired by or issued to the undersigned after the date hereof, (i) in favour of the approval of the Arrangement Resolution, the Alternate Resolution and any proposal to adjourn or postpone the Meeting if such adjournment or postponement is proposed pursuant to and in compliance with the provisions of the Agreement; and (ii) against any Acquisition Proposal and any other matter which would reasonably be expected to frustrate, breach, interfere with, prevent or delay the completion of transactions contemplated in the Agreement;
(b)	no later than ten (10) days prior to the Meeting, to deliver or to cause to be delivered to the Company duly executed proxies or voting instruction forms voting, as applicable, in favour of the approval of the Arrangement Resolution and the Alternate Resolution, such proxy or voting instruction forms not to be revoked, amended or withdrawn without the prior written consent of the Company, and, if applicable, name in such proxy (or proxies) or voting instruction form (or voting instruction forms), as applicable, those individuals as may be designated by the Company in the Circular for such purpose;
(c)	not to, directly or indirectly (including through any of its Representatives): (i) make, solicit, assist, initiate, encourage, promote or otherwise facilitate (including by way of furnishing, providing access to or disclosing information or entering into any form of written or oral agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute an Acquisition Proposal; (ii) enter into continue or otherwise participate or engage in or otherwise facilitate any discussions or negotiations with any person (other than the Purchaser and its affiliates and their respective Representatives), or otherwise cooperate in any way with, or assist or participate in, encourage or otherwise facilitate, any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute an Acquisition Proposal, (iii) accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, any Acquisition Proposal; (iv) withdraw support, amend or modify support in a manner adverse to Purchaser, or propose publicly to withdraw support, from the transactions contemplated by the Agreement, (v) act jointly or in concert with others with respect to voting securities of the Company for the purpose of opposing or competing with the Purchaser in connection with the Agreement; or (vi) join in the requisition of any meeting of the securityholders of the Company for the purpose of considering any resolution related to any Acquisition Proposal;
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(d)	to, and to cause each of its affiliates to and to instruct each of its and their Representatives to, immediately cease and terminate any existing solicitation, knowing encouragement, discussions, negotiations or other activities it is engaged in with any persons (other than the Purchaser and its affiliates) with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute or lead to, an Acquisition Proposal;
(e)	except as contemplated by the Agreement and this letter agreement or as required by Law and/or securities regulation, not to, directly or indirectly, at any time prior to the Meeting (including for greater certainty any adjournment or postponement thereof) (i) sell, transfer, gift, assign, grant a participation interest in, option, pledge, hypothecate, grant a security or voting interest in or otherwise convey or encumber (each, a “Transfer”), or enter into any agreement, option or other arrangement (including any profit sharing arrangement, forward sale or other monetization arrangement) with respect to the Transfer of any of its Subject Securities to any person; (ii) grant or agree to grant any proxy, power of attorney or other right to vote the Subject Securities, enter into any voting trust or pooling agreement or arrangement in respect of the Subject Securities; or (iii) agree to take any of the actions described in the foregoing clauses (i) and (ii); provided that the undersigned may Transfer Subject Securities to a corporation or other entity directly or indirectly owned or controlled by the undersigned or under common control with or controlling the undersigned provided that (A) such Transfer shall not relieve or release the undersigned of or from its obligations under this letter agreement, including, without limitation, the obligation of the undersigned to vote or cause to be voted all Subject Securities at the Meeting in favour of the approval of the Arrangement Resolution and any other matter necessary for the consummation of the transactions contemplated by the Agreement, (B) prompt written notice of such Transfer is provided, (C) the transferee continues to be a corporation or other entity directly or indirectly controlled by the undersigned or under common control with or controlling the undersigned, at all times prior to the termination of this letter agreement; and (D) the transferee agrees in writing in favour of the Company to be bound by all of the terms and conditions of this letter agreement as if it were a party hereto. For greater certainty, this provision shall not apply in respect of any sales, transfers, assignments or dispositions of the Subject Securities that occur on a date following the date of the Meeting;
(f)	to forthwith revoke any and all previous proxies granted or voting instruction forms delivered, or other voting agreements or arrangements that may conflict with or be inconsistent with the matters set forth in this letter agreement; and
(g)	not to exercise any rights of appraisal or rights of dissent provided under any applicable Laws, including Dissent Rights, or otherwise in connection with the Arrangement or the transactions contemplated by the Agreement.
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2.	The undersigned hereby represents and warrants that (a) the undersigned is a legal person duly constituted, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite corporate or other power and authority to enter into and deliver this letter agreement and to perform its obligations hereunder and no other corporate or other proceedings on its part are necessary to authorize this letter agreement, (b) this letter agreement has been duly executed and delivered and is a valid and binding agreement, enforceable against the undersigned in accordance with its terms, and the performance by the undersigned of its obligations hereunder will not constitute a violation or breach of or default under, or conflict with, its Constating Documents or any contract, commitment, agreement, understanding or arrangement of any kind to which the undersigned will be a party and by which the undersigned will be bound at the time of such performance, (c) as of the date hereof, it, or one of its affiliates or associates is, the sole, registered and/or beneficial owner of the number of Shares or any other securities convertible into or exchangeable or exercisable for Shares, or any other rights to acquire Shares, as set forth on the signature page to this letter agreement (collectively, “Subject Securities”), with good title thereto free of any and all encumbrances and demands of any nature or kind whatsoever, and it has the sole right to vote (in the case of the Shares) and sell (in the case of transferable Subject Securities) all of the Subject Securities, (d) no person has any agreement or option, or any right or privilege (whether by law, preemptive or contractual) capable of becoming an agreement or option for the purchase, acquisition or transfer from the undersigned or the applicable holder of any of the Subject Securities, (e) no consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other person is required to be obtained by the undersigned in connection with the execution, delivery or performance of this letter agreement, (f) to the undersigned’s knowledge, there is no claim, action, litigation, audit, investigation, lawsuit, arbitration, mediation or other proceeding pending or threatened against or otherwise affecting the undersigned or this letter agreement which, individually or in the aggregate, would reasonably be expected to have an adverse effect on or otherwise impair the ability of the undersigned to deliver this letter agreement and to perform its obligations contemplated hereby, and (g) the only securities of the Company beneficially owned or controlled, directly or indirectly, by the undersigned on the date hereof are the Subject Securities. The undersigned shall not, directly or indirectly (including through any of its Representatives), take any action that would make any representation or warranty made herein untrue or incorrect. The undersigned shall notify Company promptly if any representation or warranty made here becomes untrue or incorrect in any material respect.
3.	Each party hereto shall, at the request of the other party, promptly execute and deliver any and all such further documents and instruments and take or cause to be taken any and all such further actions as may reasonably be required in order to fully perform and carry out the terms and intent of this letter agreement.
4.	Each party hereto agrees that irreparable harm would occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this letter agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties hereto agree that, in the event of any breach or threatened breach of this letter agreement by a party, the non-breaching party will (so long as the Termination Payment has not been paid in accordance with the Agreement) be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.
5.	This letter agreement may terminate at any time upon the mutual written agreement of the parties hereto and shall automatically terminate and be of no further force or effect upon the earlier of: (i) the Effective Time, (ii) the Board of Directors making a Change of Recommendation, (iii) upon any amendment being validly made to the Arrangement Agreement that changes the form of the Consideration in a manner which is materially adverse to the Shareholders, and in the case of the Alternate Resolution, it being amended, modified, or approved in a manner that is materially adverse to the Shareholders, as determined by the board of directors of the Company acting reasonably and in good faith, (iv) termination of the Agreement in accordance with its terms or (v) May 14, 2026.
6.	This letter agreement shall be governed by the Laws of the Province of Québec and the Laws of Canada applicable therein. Each party hereto hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of Québec in respect of all matters arising under and in relation to this Agreement and the Arrangement and waives any defences to the maintenance of an action in the Courts of the Province of Québec.
7.	The undersigned may not assign, delegate or otherwise Transfer any of its rights, interests or obligations under this letter agreement without the prior written consent of the Company.
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8.	Each of the undersigned and the Company hereby consents to the disclosure of the substance of this letter agreement in any press release, documents filed with the Court in connection with the Arrangement or transactions contemplated by the Agreement or any filing pursuant to applicable Securities Laws, including the Circular.
9.	This letter agreement may be executed in any number of counterparts (including counterparts by electronic copy) and all such counterparts taken together shall be deemed to constitute one and the same instrument. This letter agreement may only be amended, supplemented or otherwise modified by written agreement signed by the parties hereto.
10.	If the foregoing is in accordance with the Company’s understanding and is agreed to by the Company, please signify the Company’s acceptance by the execution of the enclosed copies of this letter agreement where indicated below by an authorized signatory of the Company and return the same to the undersigned, upon which this letter agreement as so accepted shall constitute an agreement between the Company and the undersigned.
11.	The parties hereby confirm their express wish that this Agreement and all ancillary and related documents thereto be drafted in the English language. Les parties aux présentes confirment leur volonté expresse que la présente entente et tous les documents qui y sont accessoires soient rédigés en anglais.

[Remainder of page left intentionally blank. Signature page follows.]

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[LEGAL NAME OF SECURITYHOLDER]

By:
Name:
Title:
Address for Notice:

Quantity and type of Subject Securities owned (beneficially or otherwise) as of the date hereof:

Shares
Other

Accepted and agreed on this _____ day of November, 2025.

REPARE THERAPEUTICS INC.

By:
	Name:	Steve Forte
	Title:	Director, President, CEO and CFO